Exhibit 99.2

Frequently Asked Questions (FAQs)

1.              What is spiral welded line pipe?  Why is the spiral welded line pipe market attractive to Lone Star at this time?

Spiral welded tubular products are helical submerged arc welded steel pipe produced from hot rolled steel coils.  This continuous flow process allows for efficient and cost effective production of high strength, long length and large diameter tubulars.  Spiral welded products are often used in the construction of natural gas transmission facilities for on-shore applications.

Through this Joint Venture, Lone Star will have access to a state-of-the-art, high-quality spiral weld facility in the Southwest United States.  Currently in the Southwest United States, there are announced plans for several new long-distance natural gas transmission pipelines.  These announced plans and additional renovation and replacement projects for existing long-distance natural gas transmission pipelines are expected to create heavy demand for spiral welded line pipe.

2.              Why is Lone Star entering into this Joint Venture?  How does this transaction fit in with Lone Star’s key strategic and operating objectives?

This transaction complements Lone Star’s existing product lines.  With an expanded product line into spiral welded line pipe, this United States-based enterprise will provide Lone Star with an attractive entry point into a new market of large diameter line pipe that is experiencing strong demand.  With this Joint Venture, Lone Star will be the only company to offer 2-3/8”— 60” outside diameter API Line Pipe manufactured in the United States.  Additionally, Lone Star will be able to take advantage of future market opportunities for large outside diameter gas pipelines in the U.S. where new construction and pipeline replacement projects are expected.   The transaction is expected to be accretive to Lone Star’s EPS in 2008.

3.              What is Welspun Group?

Welspun Group is one of India’s leading manufacturers of tubular products and textiles.  Welspun Group’s subsidiaries include Welspun India Ltd., Welspun Syntex Ltd., Welspun Zucchi Textiles Ltd., Welspun Power & Steel and Welspun Gujarat Stahl Rohren Ltd (“WGSRL”).  Welspun Group is traded on the Bombay Stock Exchange and National Stock Exchange.

4.              What is Welspun Gujarat Stahl Rohren Limited (WGSRL)?

WGSRL manufactures high-grade line pipes — submerged arc welded, electric resistance welded branch pipes and coating.  Lone Star understands that WGSRL started its activities in 1995 and since then its products have been accepted by prestigious companies in the Oil and Gas sector including Shell, Gazprom, Total and El Paso.  Welspun has plants located in Dahej and Anjar, Gujarat India, and has a state-of-the-art manufacturing facility incorporating the hybrid JCO technology from Mannesmann Demag of Germany and Capello Tubi of Italy.

5.              What was the relationship between Lone Star and Welspun, prior to the formation of the Joint Venture?

Lone Star has marketed WGSRL pipe in North America since 2000.  Most recently, Lone Star and Welspun, through their existing alliance, have participated in offshore pipelines in the Gulf of Mexico.  Welspun India has unique capabilities to produce extremely heavy wall products for “Deepwater” Gulf of Mexico that are not produced in the U.S.  Welspun supplied pipes for the world’s deepest pipeline in the Gulf of Mexico and marketing support was provided by Lone Star.

The creation of Welspun-Lone Star Tubulars will increase participation in the fast-growing U.S. market for onshore pipelines, where demand for spiral pipe continues to increase. Lone Star’s product offerings and those of the Joint Venture, together with Welspun’s Indian operations, can offer the most complete line of large outside diameter line pipe in the U.S. market.

6.              Does Welspun have an existing Spiral Weld facility in India?  Why locate a new facility in the United States?

Welspun has two spiral weld facilities in India — one in Dahej and another in Anjar.  Welspun utilizes the spiral weld process for critical oil and gas applications and successfully exported up to 56” outside diameter 19mm wall thickness pipes to its clients from these facilities.

Working with Lone Star, Welspun will leverage its high-quality, efficient line pipe manufacturing and submerged arc weld production capabilities with Lone Star’s strong brand name and extensive sales and marketing expertise, to provide a wide array of products for onshore and offshore line pipe requirements to our global customers.  Setting up a new facility in the U.S. will enable Welspun-Lone Star Tubulars to be closer to its customers, resulting in better service and lower transportation costs for finished products.

7.              How is the Joint Venture being formed?  How will Lone Star Technologies fund its investment in the Joint Venture?

Under the agreement, Lone Star will acquire a 40% stake and Welspun Pipe Inc. (“Welspun Pipe”), a 100% subsidiary of WGSRL, will acquire a 60% stake in a newly formed company, Welspun Lone Star Tubulars.  The Joint Venture investment will total approximately $66 million with Lone Star investing up to $26.4 million.  Profits of the Joint Venture will be shared between the partners based upon their respective ownership stakes.  The transaction is expected to be accretive to Lone Star’s EPS in 2008.

8.              What will be the operational capabilities of the U.S. facility?

The facility, which is expected to begin producing product by early 2008, will be located in the Southwest United states and would be capable of producing 300,000 net tons annually of Spiral Welded Tubulars in the 24” to 60” outside diameter range with best in class coating capabilities.

9.              Where will the Joint Venture source its raw material from?  Specifically steel?

The partners expect to source high-quality steel hot roll coil for the Spiral Weld Mill both domestically and internationally.  Also, Lone Star’s ability to produce coils may provide additional flexibility to the Joint Venture.

10.       What will this transaction mean for Lone Star’s customers?

Lone Star is committed to providing its customers with the high-quality products they need.  Lone Star’s ownership stake in this Joint Venture will give Lone Star access to a state-of-the-art, high-quality spiral weld facility in the natural gas and oilfield belt in the Southern United States — an area of high concentration of large outside diameter pipelines over the last two years.  Welspun-Lone Star Tubulars Spiral Weld Mill, when coupled with Welspun’s large outside diameter pipe mill assets in India, will allow Lone Star to offer our customers the most complete large outside diameter line pipe product array in the industry for both onshore and offshore pipeline applications.   As a result, Lone Star’s customers can look forward to having access to an even broader array of high-quality products from a single source.1

1                     These Frequently Asked Questions may contain forward-looking statements based on assumptions that are subject to a wide range of business risks, including risks related to completing the facility on budget and in a timely manner.  There is no assurance that the estimates and expectations in this release, including expectations that the project will prove accretive in 2008, will be realized.  Important factors that could cause actual results to differ materially from the forward-looking statements are described in the periodic filings of Lone Star Technologies, Inc. with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly reports on Form 10-Q.  Lone Star Technologies, Inc. does not undertake any obligation to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.